Exhibit 4.3.1

     THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

                                 AMENDMENT NO. 1
                                       TO
                                     WARRANT

     FOR VALUE RECEIVED, the adequacy and receipt of which is hereby acknowledged, SOUTHHAMPTON ENTERPRISES CORP., a British Columbia (Canada) corporation, hereby certifies to LASALLE BUSINESS CREDIT, INC. ("Holder"), and its successors and assigns, that the Warrant dated May 7, 1997 originally issued to Holder ("Warrant") shall be amended as set forth herein.

     1. Definitions. Capitalized terms not otherwise defined shall have the meanings set forth in the Warrant.

     2. Number of Shares. The number of shares of Common Stock initially issuable under the Warrant shall be 2,032,597, which amount shall be subject to adjustment as provided in the Warrant.

     3. Other Amendments. The Warrant shall be amended as follows:

          a. The first paragraph of the Warrant, which paragraph commences with the words "This is to certify that," is hereby amended by deleting the following two sentences:

          The term "Exercise Price" means initially the lower of (i) One Dollar ($1.00) per share and (ii) the lowest price established by any of the following financing(s) that occurs within twelve (12) months of the date hereof: (A) the price per share of common equity established by the first round of common equity financing after the date hereof, or (B) the conversion price to Common Stock or exercise price for Common Stock established by the first round of preferred stock, Convertible Securities or options or rights to purchase Common Stock after the date hereof. In the absence of any such financing within the above time period, the initial exercise price shall be One Dollar ($1.00) per share.

And substituting in lieu thereof the following:

          The term "Exercise Price" means initially One Dollar ($1.00) per share.

          b. The defined term "Warrant" as used in the Warrant shall mean the Warrant as amended by any amendments to the Warrant, and any warrants issued in exchange or replacement of the Warrant or upon the transfer of the Warrant hereof.

          c. Section 4.10 is hereby amended by deleting its present language in its entirety and substituting in lieu thereof the following:

               4.10 Adjustment of Exercise Price.

                    (a) Changes Based on Adjustments In Number Of
               Warrant  Shares.  Whenever  the  number of Warrant
               Shares purchasable upon the exercise of the Warrant is adjusted, the Exercise Price with respect to the Warrant Shares shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

                    (b) The Cruttenden  Warrant.  Concurrent with
               the issuance of this Warrant, the Company has also issued a warrant to The Cruttenden Roth Bridge Fund, LLC, to purchase 10.0% of the Company's Common Stock on a fully diluted basis (the "Cruttenden Warrant"). It is the intent of the Company that the Exercise Price shall never be greater than the per share exercise price determined under the Cruttenden Warrant. Accordingly, notwithstanding anything to the contrary contained in this Warrant, the Exercise Price of this Warrant shall be equal to the lesser of i) the Exercise Price as determined under the terms of this Warrant (not taking into account this Section 4.(b); and ii) the per share exercise price determined under the terms of the Cruttenden Warrant in effect at the time the Holder desires to exercise this Warrant.

     4. Miscellaneous Provisions.

          a. Except as amended by this Amendment No. 1 to Warrant, the terms and conditions of the Warrant shall remain in full force and effect.

          b. The covenants and agreements of this Amendment No. 1 to Warrant shall bind the heirs, assigns and successors of the Company.

          c. This Amendment No. 1 to Warrant shall be deemed to have been made in the State of Maryland and the validity of this Amendment No. 1 to Warrant, the construction, interpretation, and enforcement thereof, and the rights of the parties thereto shall be determined under, governed by, and construed in accordance with the internal laws of the State of Maryland, without regard to principles of conflicts of law.

          d. The headings in this Amendment No. 1 to Warrant are inserted only for convenience of reference and shall not be used in the construction of any of its terms.

     IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to Warrant to be signed by its duly authorized officers effective as of May 7, 1997.

                                                 SOUTHHAMPTON ENTERPRISES
                                                 CORP., A British Columbia
                                                 (Canada) Corporation

                                                 By: /s/ L. Steven Haynes (SEAL)
                                                 L. Steven Haynes, President
                                                 and Chief Executive Officer

AGREED AND ACCEPTED:
LASALLE BUSINESS CREDIT, INC.
By: /s/ Patrick E. Killpatrick (SEAL)
Name:  Patrick E. Killpatrick
Title: Vice President